For more information:
Sara Leuchter Wilkins
Director of Investor Relations
414-224-2633
swilkins@journalcommunications.com

Journal Communications’ Broadcast Group Signs Agreement to Purchase Television Assets from Emmis Communications

MILWAUKEE, WI – August 22, 2005 – Journal Communications, Inc. (NYSE:JRN) today announced that its Journal Broadcast Group subsidiary has reached an agreement to purchase three television stations from Emmis Communications Corporation (NASDAQ: EMMS) for $235 million. The stations are FOX affiliate WFTX-TV, FOX4 (Channel 36), Fort Myers/Naples, Florida; ABC affiliate KGUN-TV, Channel 9, Tucson, Arizona; and CBS affiliate KMTV, Channel 3, Omaha, Nebraska. The transaction is structured as a purchase of assets.

According to 2004 Nielsen Media Research, WFTX serves the 68th largest television market in the country, KGUN the 72nd largest and KMTV the 76th largest.

“We are enthusiastic about this opportunity for Journal Communications,” said Steven J. Smith, chairman and chief executive officer of Journal Communications. “The acquisition is very consistent with our strategy of creating multiple station platforms in high growth, mid-sized markets. We expect to integrate the stations quickly in order to focus on driving superior financial performance.

“We will now have radio and television combinations in Milwaukee, Tucson, Omaha and Boise. Fort Myers/Naples adds to the Journal portfolio another high growth metro, like Las Vegas, with great job expansion history and overall vibrant economic characteristics. “This transaction underscores the strength of Journal Communications’ balance sheet and effectively positions us for additional growth and value creation.”

According to Douglas Kiel, president of Journal Communications and chief executive officer of Journal Broadcast Group, “These acquisitions present us with another opportunity to continue the profitable growth of the Journal Broadcast Group. We are excited to welcome the many talented broadcast professionals at KGUN, KMTV and KFTX to Journal, and are looking forward to working with them.

“In Tucson and Omaha, we are adding strong television stations to high-performing radio clusters, which will allow us to be even more effective in serving those communities and providing solutions for our advertisers. In Fort Myers/Naples, we have the opportunity to continue building a compelling local news presence in this vibrant market.”

The transaction is subject to Federal Communications Commission and other regulatory approval. The parties anticipate closing of the WFTX and KGUN acquisitions in late 2005. At the same time, certain assets of KMTV will be acquired and Journal Broadcast Group will begin programming KMTV under a local marketing agreement.

Journal Broadcast Group, headquartered in Milwaukee, currently owns eight radio properties in Omaha and four radio properties in Tucson. Journal Broadcast Group owns an additional 26 radio stations and 7 television stations in 11 states and operates an additional television station under a local marketing agreement.

Morgan Stanley and Robert W. Baird & Co. (Baird) acted as financial advisors in this transaction.

Conference Call/Webcast
A conference call to discuss the television acquisition is scheduled beginning at 10:00 a.m. CT (11:00 a.m. ET, 8:00 a.m. PT) today. To access the call, dial (800) 322-5044 (domestic) or (617) 614-4927 (international) at least 10 minutes prior to the scheduled 10:00 a.m. CT start. The access code for the conference call is 99090631. A live webcast of a conference call will be accessible beginning at 10:00 am CT today at www.journalcommunications.com/investors. Replays of the conference call will be available August 22 through August 24. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international). The access code for the replay is 40636459. An archive of the webcast will be available on the Web site today through September 6.

Forward-looking Statements
This press release may contain certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 1 of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

About Journal Communications
Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media and communications company with operations in publishing, radio and television broadcasting, telecommunications and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and more than 90 community newspapers and shoppers in eight states. We own and operate 38 radio stations and seven television stations in 11 states and operate an additional television station under a local marketing agreement. Through our telecommunications segment, we own and operate a regional fiber optic network in the upper Midwest, provide integrated data communications solutions for small and mid-size businesses and offer network transmission solutions for other service providers. We also provide a wide range of commercial printing services – including printing for publications, professional journals and documentation material – as well as electronic publishing, kit assembly and fulfillment. In addition, we operate a direct marketing services business.